Matthew Moellering
1 Express Drive
Columbus, OH 43230

Dear Matt:

Congratulations! It is my pleasure to offer you a promotion to President and Chief Operating Officer. This letter outlines the new details of your compensation, and supplements and amends your employment agreement dated March 20, 2017. The effective date for the changes outlined in this letter is September 22, 2019. Your next eligibility for merit review will be Spring 2020.

Position Compensation Summary:	Current	New
Your Base Pay Rate:	Annual: $793,000	Annual: $825,000
Your Annual IC Payout Target: IC as a % of your annual salary: IC dollar amount:	85% $674,050	90% $742,500
Your Annual Cash Compensation Target:	$1,467,050	$1,567,500
Your Annual Long-term Incentive Grant:	$1,300,000	$2,000,000
Your Annual Total Direct Compensation at Target:	$2,767,050	$3,567,500

Your new Incentive Compensation participation rate of 90% will begin with the 2019 Fall season. Your annual cash compensation at target will be $1,567,500 (your base salary plus 90% target IC), and your annual cash compensation could be up to $2,310,000 (your annual salary plus 180% maximum IC). Beginning with the next annual grant in 2020 your Long-term Incentive Compensation will be increased to a fair market value of $2,000,000.

If you have any questions, please contact Katie Maurer, Human Resources.

Sincerely,	I accept the changes as described above:

Tim Baxter	Matthew Moellering
Chief Executive Officer
Express